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                                                                 Exhibit (10)(x)



The CIT Group/
Equipment Financing
650 CIT Drive
PO Box 490
Livingston, NJ 07039-0490

                                January 20, 1999


Mr. John Sole
Cold Metal Products Inc.
8526 South Avenue
PO Box 6078
Youngstown, Ohio 44501

Dear Mr. Sole:

         In regards to the amended and Restated Loan and Security Agreement, dated as of November 22, 1996, (Loan Agreement), by and between cold Metal Products Inc. (Debtor) and the CIT Group/Equipment Financing, Inc. (Lender). Debtor has advised CIT that Cold Metal Products was not in compliance with its Cash Flow covenant contained in Section 8.10 of the Agreement for the period ended December 31, 1998.

         Cash Flow Covenant: Cash Flow coverage shall be greater than or equal to 1.50x. Cash Flow is defined as net income after taxes plus depreciation and amortization divided by CPLTD and capital leases (calculated on a rolling four-quarter basis).

Debtor has requested that notwithstanding anything to the contrary in the Agreement, that CIT waive the above instance of noncompliance from the period above through the period ending December 31, 1999. CIT hereby waives, as of this date and through the period ending December 31, 1999, the above instances of noncompliance under Section 8.10 of the Agreement subject to the following condition:

         receipt by CIT of a $3,500 processing fee.

                                      Sincerely
                                      The CIT Group Equipment Financing, Inc.
                                      By: /s/ Anthony Joseph
                                         ----------------------
                                      Title: Vice President
                                         ----------------------



Agreed and Accepted By:

Cold Metal Products, Inc.

By: /s/ J. E. Sloe

Title: VP-CFO